UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 30, 2007
MYLAN LABORATORIES INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-9114	25-1211621
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1500 Corporate Drive
Canonsburg, PA 15317
(Address of principal executive offices)
(724) 514-1800
(Company’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 260.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
SIGNATURE

Item 1.01 Entry into a Material Definitive Agreement.
     On March 26, 2007, Mylan Laboratories Inc. (the “Company”) and its wholly-owned indirect subsidiary Euro Mylan B.V. (“Euro Mylan”) entered into a credit agreement (the “Credit Agreement”), effective March 26, 2007 (the “Closing Date”), with a syndicate of bank lenders (the “Lenders”), including J.P. Morgan Securities Inc., as sole lead arranger and sole bookrunner, Merrill Lynch Pierce, Fenner & Smith Incorporated, as syndication agent, The Bank of Tokyo – Mitsubishi UFJ, Ltd., New York Branch, Citibank, N.A., PNC Bank, National Association and ABN AMRO N.V., as co-documentation agents, and JPMorgan Chase Bank, National Association, as administrative agent (the “Administrative Agent”), for a $750,000,000 senior unsecured credit facility (the “Credit Facility”), including (i) a multicurrency revolving credit facility (the “Revolving Credit Facility”) in an aggregate amount of up to a U.S. Dollar equivalent of $300,000,000 due July 24, 2011, and (ii) a term loan facility (the “Term Loan Facility”) denominated in U.S. Dollars to the Company in aggregate amount of up to $450,000,000 due December 26, 2011.
     On the Closing Date, the Company borrowed $450,000,000 under the Term Loan Facility and used the proceeds to repay the revolving loans outstanding under the Company’s existing credit agreement, dated as of July 24, 2006 (the “2006 Credit Agreement”), among the Company, the lenders and other financial institutions party thereto and JPMorgan Chase Bank, National Association, as administrative agent, without any reduction in the commitments thereunder. The Company intends to use the Revolving Credit Facility for working capital and general corporate purposes, including expansion of its global operations.
     The Credit Facility contains provisions for the issuance of letters of credit up to a sublimit of $25,000,000. The Credit Facility also provides that the entire principal amount of the Revolving Credit Facility may be borrowed by the Company or Euro Mylan in eurodollars or other foreign currencies that are agreed to by the Company and the Administrative Agent. At the request of the Company, but subject to obtaining commitments from the Lenders or new lenders and the other terms and conditions specified in the Credit Agreement, the Company may elect to increase the commitments under the Credit Facility up to an aggregate amount not to exceed $850,000,000.
     At the Company’s option, loans under the Credit Facility will bear interest either at a rate equal to LIBOR plus an effective applicable margin of 0.875% or at a base rate, which is defined as the higher of the rate announced publicly by the Administrative Agent, from time to time, as its prime rate or 0.5% above the federal funds rate. In the case of the effective applicable margin for outstanding term loans and revolver advances based on LIBOR, after the delivery by the Company to the Administrative Agent of its financial statements for the fiscal quarter ending on or about March 31, 2007, the effective applicable margin may increase or decrease, within a range from 0.50% to 1.25%, based on the Company’s total leverage ratio.
     The Company’s and Euro Mylan’s obligations under the Credit Facility are guaranteed on a senior unsecured basis by all of the Company’s direct and indirect domestic subsidiaries, except a captive insurance company. Euro Mylan’s obligations are also guaranteed by the Company.

     The Credit Facility includes covenants that (a) require the Company to maintain a minimum interest coverage ratio and a maximum total leverage ratio, (b) place limitations on the Company’s subsidiaries’ ability to incur debt, (c) place limitations on the Company’s and the Company’s subsidiaries’ ability to grant liens, carry out mergers, consolidations and sales of all or substantially all of its assets and (d) place limitations on the Company’s and the Company’s subsidiaries’ ability to pay dividends or make other restricted payments. The Credit Facility contains customary events of default, including nonpayment, misrepresentation, breach of covenants and bankruptcy.
     In addition, on March 26, 2007 the Company entered into an amendment (the “Amendment”) to the 2006 Credit Agreement to modify the interest rates to conform to the effective interest rates applicable to the Credit Agreement and to make certain other changes conforming the 2006 Credit Facility to the new Credit Facility.
     The foregoing description of the Credit Facility and the Amendment is qualified in its entirety by reference to the full text of the Credit Agreement and the Amendment.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information included in Item 1.01 above regarding the Credit Agreement and the Amendment is incorporated by reference into this Item 2.03.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN LABORATORIES INC.
Date: March 30, 2007	By:	/s/ Edward J. Borkowski
Edward J. Borkowski
Chief Financial Officer